EXHIBIT 99.1

ADP Reports Fourth Quarter and Fiscal 2010 Results; Provides Fiscal 2011 Guidance

For the Year, Revenues Rise 1% With EPS From Continuing Operations of $2.40 ($2.37 Excluding Certain Items)

 Forecasting 1% to 3% Growth in Fiscal 2011 Revenues and EPS Excluding Certain Items

ROSELAND, N.J., July 29, 2010 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenues of $8.9 billion for the fiscal year ended June 30, 2010, Gary C. Butler, president and chief executive officer, announced today. Revenue growth of 1% included 0.8 percentage points from favorable foreign exchange rates. As reported, pretax earnings from continuing operations declined 2%, net earnings from continuing operations declined 9%, and diluted earnings per share from continuing operations of $2.40 declined 8% from $2.62 a year ago on fewer shares outstanding. Fiscal 2010 and fiscal 2009 included favorable tax items which reduced the provision for income taxes by $12.2 million and $120.0 million, respectively.  Excluding the favorable tax items from both years, net earnings from continuing operations declined 1% and diluted earnings per share from continuing operations declined slightly to $2.37 from $2.38.

For the fourth quarter of fiscal 2010, revenues increased 4% to $2.2 billion compared with the fourth quarter of fiscal 2009. Revenue growth benefited 0.6 percentage points from favorable foreign exchange rates.  As reported, pretax earnings from continuing operations declined 15%, net earnings from continuing operations declined 40%, and diluted earnings per share from continuing operations of $0.42 declined 39%, from $0.69 per share a year ago on fewer shares outstanding. Excluding last year's fourth quarter favorable tax items of $120.0 million, net earnings from continuing operations declined 9%, and diluted earnings per share from continuing operations declined 7% to $0.42 from $0.45.

ADP acquired 11.7 million shares of its stock for treasury at a cost of about $485 million during the fourth quarter, and about 18.2 million shares at a cost of over $765 million during the fiscal year. Cash and marketable securities were $1.8 billion at June 30, 2010.

Fourth Quarter and Fiscal Year 2010 Discussion

Commenting on the results, Mr. Butler said, "Fiscal 2010 was a challenging year. As the global economy began to stabilize and recover, we increased our investments in sales and service as demand grew for ADP's solutions. These investments pressured fourth quarter margins but will enable strong execution against our strategic growth program.

I am pleased that the trends in our key business metrics turned positive as we exited the year. As anticipated, fourth quarter new business sales growth for Employer Services and PEO Services was strong on an absolute and comparable basis. Pays per control turned slightly positive during the quarter, and client revenue retention also improved from a year ago. Dealer Services also exited the fiscal year with strong sales growth in the fourth quarter.

We signed two strategic acquisitions during the fourth quarter. These transactions have not yet closed and are therefore not included in our forecasts for fiscal 2011, but I am delighted that we have executed on this important part of ADP's capital allocation strategy while continuing to return excess cash to our shareholders through continued dividends and share repurchases.

Employer Services

"Employer Services' revenues grew 4% for the fourth quarter, nearly all organic, and were flat for the fiscal year. In the United States, revenues from our traditional payroll and payroll tax filing business grew slightly for the fourth quarter, and declined 4% for the year.  Beyond payroll revenues grew 9% for the fourth quarter and 6% for the year. The number of employees on our clients' payrolls in the United States grew 0.3% for the fourth quarter and declined 3.4% for the year, as measured on a same-store-sales basis for our clients on our Auto Pay platform. Worldwide client retention improved 1.6 and 0.4 percentage points for the quarter and full year, respectively. Employer Services' pretax margin declined 290 basis points for the fourth quarter and 60 basis points for the year. The benefits from last year's restructuring were offset by increased sales expense, investments in client service and product along with higher benefits and compensation expense.

"Combined Employer Services and PEO Services worldwide new business sales increased 25% for the quarter and 4% for the year.  New business sales represent annualized recurring revenues anticipated from new orders, and were just over $1.0 billion for the year.

PEO Services

"PEO Services' revenues increased 13% for the fourth quarter and 11% for the year, all organic.  PEO Services' pretax margin declined 40 basis points for the fourth quarter and 30 basis points for the year primarily due to higher pass-through costs and resulting overall price sensitivity.  Average worksite employees paid by PEO Services increased 8.5% for the fourth quarter, and 5% for the year, to approximately 210,000 and 203,000, respectively.

Dealer Services

"Dealer Services' revenues were flat for the fourth quarter, down 1% organically, and declined 3% for the year, 4% organically.  Dealer Services gained market share with continued strong competitive win rates. However, revenues were negatively impacted by the cumulative effect of ongoing dealership closings and lower international software license fee revenues. Dealer Services' pretax margin declined 310 basis points for the fourth quarter and 60 basis points for the year.  Lower headcount levels and other cost containment measures were offset in both the fourth quarter and full year by acquisition-related costs, increased sales expense, and higher benefits and compensation expense. Additionally, full-year pretax margin was negatively impacted by a first-quarter intangible asset impairment charge of $7 million relating to General Motors' announced closure of its Saturn brand.

Interest on Funds Held for Clients, Interest Income on Corporate Funds, and Interest Expense

"The safety and liquidity of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

 "For the fourth quarter, interest on funds held for clients declined $7.0 million, or 4.8%, from $146.3 million to $139.3 million, due to a decline of 50 basis points in the average interest yield to 3.4%, partially offset by an increase of 9.2% in average client funds balances from $15.0 billion to $16.3 billion. Interest expense declined $1.7 million, or 49%, from $3.5 million to $1.8 million.

"For the fiscal year, interest on funds held for clients declined $67.0 million, or 11.0%, from $609.8 million to $542.8 million, due to a decline of 45 basis points in the average interest yield to 3.6%. Average client funds balances of $15.2 billion were flat with last year. Interest expense declined $24.7 million, or 74%, from $33.3 million to $8.6 million. The decline in interest expense was primarily due to a decline of 80 basis points in average commercial paper borrowing rates to 0.2%, and lower average daily commercial paper borrowings which decreased $0.3 billion, from $1.9 billion to $1.6 billion.  We utilize our short-term financing arrangements to satisfy our short-term funding requirements related to client funds obligations in order to extend the maturities of our investment portfolio, thus averaging our way through an interest rate cycle.

Fiscal 2011 Forecast

"Our fiscal 2011 forecasts anticipate no changes in the current economic environment. We anticipate difficult expense and earnings comparisons during the first half of fiscal 2011, primarily as a result of increased sales and service investments which we began during the second half of fiscal 2010. Our current forecasts for fiscal 2011 are as follows:

  Total revenues – increase 1% to 3%
  Diluted earnings per share – increase 1% to 3%, compared with $2.37 earnings per share from continuing operations in fiscal 2010 which excludes favorable tax items
  Employer Services – revenue growth of 1% to 3%; pretax margin expansion of up to 50 basis points
  Pays per control – flat to up 0.5% for the year
  Client revenue retention – flat to up 0.4 percentage points
  PEO Services – low double-digit revenue growth; pretax margin decline due to increased benefits pass through revenues
  Employer Services and PEO Services new business sales – high single-digit growth compared to $1.0 billion sold in fiscal 2010
  Dealer Services – revenues and pretax margin flat to slightly up

"Interest on funds held for clients is expected to decline $25 to $30 million, or 5% to 6%, from $542.8 million in fiscal 2010. This is based on an approximate 30 basis point decline in the expected average interest yield to about 3.3%, and 2% to 3% growth in average client funds balances.  The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 27, 2010. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate.  The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 27, 2010 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"We exited fiscal 2010 with strong sales momentum across our business segments. Growth in new business sales is the most important driver of future revenue growth and pretax margin expansion. ADP's business model includes a high percentage of recurring revenues, healthy margins, strong and consistent cash flows and low capital expenditure requirements; this combined with a strong balance sheet and a AAA credit rating have enabled us to continually invest in our strategic growth program. I remain optimistic about ADP's long-term growth opportunities," Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2008, 2009, and 2010 have been updated for the fourth quarter and full-year fiscal 2010 results and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Thursday, July 29 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with nearly $9 billion in revenues and about 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging nearly 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30, 2010	June 30, 2009

Assets
Cash and cash equivalents/Short-term marketable securities (A)	$ 1,671.2	$ 2,296.1
Other current assets	1,812.9	1,981.7
Assets of discontinued operations	--	8.5
Total current assets before funds held for clients	3,484.1	4,286.3

Funds held for clients	18,832.6	16,419.2
Total current assets	22,316.7	20,705.5

Long-term marketable securities	104.3	92.4
Property, plant and equipment, net	673.8	734.3
Other non-current assets	3,767.4	3,819.5
Total assets	$ 26,862.2	$ 25,351.7

Liabilities and Stockholders' Equity
Obligation under commercial paper borrowing	$ --	$ 730.0
Liabilities of discontinued operations	--	7.7
Other current liabilities	1,915.5	2,033.1
Total current liabilities before client funds obligations	1,915.5	2,770.8
Client funds obligations	18,136.7	15,992.6
Total current liabilities	20,052.2	18,763.4

Long-term debt	39.8	42.7
Other non-current liabilities	1,291.3	1,223.0
Total liabilities	21,383.3	20,029.1

Total stockholders' equity	5,478.9	5,322.6
Total liabilities and stockholders' equity	$ 26,862.2	$ 25,351.7

(A) As of June 30, 2009, cash and cash equivalents / short-term marketable securities include cash and cash equivalents related to a commercial paper borrowing of $730.0 million, which was repaid on July 1, 2009.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,722.6	$ 1,664.4	$ 7,077.7	$ 7,051.7
Interest on funds held for clients	139.3	146.3	542.8	609.8
PEO revenues (A)	328.4	290.1	1,307.2	1,176.9
TOTAL REVENUES	2,190.3	2,100.8	8,927.7	8,838.4

EXPENSES:
Costs of revenues:
Operating expenses	1,086.5	1,004.9	4,277.2	4,087.0
Systems development and programming costs	137.7	127.1	513.9	498.3
Depreciation and amortization	58.0	61.0	238.6	237.4
TOTAL COSTS OF REVENUES	1,282.2	1,193.0	5,029.7	4,822.7

Selling, general and administrative expenses	611.9	574.3	2,127.4	2,190.3
Interest expense	1.8	3.5	8.6	33.3
TOTAL EXPENSES	1,895.9	1,770.8	7,165.7	7,046.3

Other income, net	(11.1)	(30.8)	(101.2)	(108.0)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	305.5	360.8	1,863.2	1,900.1

Provision for income taxes	97.9	13.4	655.9	575.0

NET EARNINGS FROM CONTINUING OPERATIONS	$ 207.6	$ 347.4	$ 1,207.3	$ 1,325.1

Earnings from discontinued operations, net of (benefit) provision for income taxes of ($1.6) for the three months ended June 30, 2009 and $7.0 and $0.7 for the twelve months ended June 30, 2010 and 2009, respectively	0.3	5.4	4.1	7.5

NET EARNINGS	$ 207.9	$ 352.8	$ 1,211.4	$ 1,332.6

Basic Earnings Per Share from Continuing Operations	$ 0.42	$ 0.69	$ 2.41	$ 2.63
Basic Earnings Per Share from Discontinued Operations	--	0.01	0.01	0.01
Basic Earnings Per Share	$ 0.42	$ 0.70	$ 2.42	$ 2.65

Diluted Earnings Per Share from Continuing Operations	$ 0.42	$ 0.69	$ 2.40	$ 2.62
Diluted Earnings Per Share from Discontinued Operations	--	0.01	0.01	0.01
DILUTED EARNINGS PER SHARE	$ 0.42	$ 0.70	$ 2.40	$ 2.63

Dividends declared per common share	$ 0.3400	$ 0.3300	$ 1.3500	$ 1.2800

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $3,224.6 and $2,868.6 for the three months ended June 30, 2010 and 2009, respectively, and $13,318.7 and $12,310.4 for the twelve months ended June 30, 2010 and 2009, respectively.
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended June 30,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 1,592.4	$ 1,528.9	$ 63.5	4%
PEO Services	330.9	292.4	38.5	13%
Dealer Services	307.2	307.9	(0.7)	0%
Other	(40.2)	(28.4)	(11.8)	(42)%
	$ 2,190.3	$ 2,100.8	$ 89.5	4%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 335.8	$ 366.3	$ (30.5)	(8)%
PEO Services	29.4	27.1	2.3	8%
Dealer Services	44.8	54.5	(9.7)	(18)%
Other	(104.5)	(87.1)	(17.4)	(20)%
	$ 305.5	$ 360.8	$ (55.3)	(15)%
Pre-tax margin (A)
Employer Services	21.1%	24.0%	(2.9)%
PEO Services	8.9%	9.3%	(0.4)%
Dealer Services	14.6%	17.7%	(3.1)%
Other	n/m	n/m	n/m
	13.9%	17.2%	(3.2)%

	Twelve Months Ended June 30,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 6,442.6	$ 6,438.9	$ 3.7	0%
PEO Services	1,316.8	1,185.8	131.0	11%
Dealer Services	1,229.4	1,267.9	(38.5)	(3)%
Other	(61.1)	(54.2)	(6.9)	(13)%
	$ 8,927.7	$ 8,838.4	$ 89.3	1%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 1,722.4	$ 1,758.7	$ (36.3)	(2)%
PEO Services	126.6	117.6	9.0	8%
Dealer Services	201.0	214.3	(13.3)	(6)%
Other	(186.8)	(190.5)	3.7	2%
	$ 1,863.2	$ 1,900.1	$ (36.9)	(2)%
Pre-tax margin (A)
Employer Services	26.7%	27.3%	(0.6)%
PEO Services	9.6%	9.9%	(0.3)%
Dealer Services	16.4%	16.9%	(0.6)%
Other	n/m	n/m	n/m
	20.9%	21.5%	(0.6)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2010 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended June 30,
	2010	2009	Change
Components of other income, net:
Interest income on corporate funds	$ (20.6)	$ (27.6)	$ 7.0
Realized gains on available-for-sale securities	(3.3)	(6.0)	2.7
Realized losses on available-for-sale securities	0.5	3.4	(2.9)
Impairment losses on available-for-sale securities	9.1	--	9.1
Loss on sales of buildings	3.8	--	3.8
Other, net	(0.6)	(0.6)	--
Total other income, net	$ (11.1)	$ (30.8)	$ 19.7

	Twelve Months Ended June 30,
	2010	2009	Change
Components of other income, net:
Interest income on corporate funds	$ (98.8)	$ (134.2)	$ 35.4
Realized gains on available-for-sale securities	(15.0)	(11.4)	(3.6)
Realized losses on available-for-sale securities	13.4	23.8	(10.4)
Realized (gain) loss on investment in Reserve Fund	(15.2)	18.3	(33.5)
Impairment losses on available-for-sale securities	14.4	--	14.4
Net loss (gain) on sales of buildings	2.3	(2.2)	4.5
Other, net	(2.3)	(2.3)	--
Total other income, net	$ (101.2)	$ (108.0)	$ 6.8

	Three Months Ended June 30,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 207.6	$ 347.4	$ (139.8)	(40)%
Net earnings	$ 207.9	$ 352.8	$ (144.9)	(41)%
Basic weighted average shares outstanding	496.2	500.9	(4.7)	(1)%
Basic earnings per share from continuing operations	$ 0.42	$ 0.69	$ (0.27)	(39)%
Basic earnings per share	$ 0.42	$ 0.70	$ (0.28)	(40)%

Diluted net earnings from continuing operations	$ 207.6	$ 347.4	$ (139.8)	(40)%
Diluted net earnings	$ 207.9	$ 352.8	$ (144.9)	(41)%
Diluted weighted average shares outstanding	499.7	502.8	(3.1)	(1)%
Diluted earnings per share from continuing operations	$ 0.42	$ 0.69	$ (0.27)	(39)%
Diluted earnings per share	$ 0.42	$ 0.70	$ (0.28)	(40)%

	Twelve Months Ended June 30,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 1,207.3	$ 1,325.1	$ (117.8)	(9)%
Net earnings	$ 1,211.4	$ 1,332.6	$ (121.2)	(9)%
Basic weighted average shares outstanding	500.5	503.2	(2.7)	(1)%
Basic earnings per share from continuing operations	$ 2.41	$ 2.63	$ (0.22)	(8)%
Basic earnings per share	$ 2.42	$ 2.65	$ (0.23)	(9)%

Diluted net earnings from continuing operations	$ 1,207.3	$ 1,325.1	$ (117.8)	(9)%
Diluted net earnings	$ 1,211.4	$ 1,332.6	$ (121.2)	(9)%
Diluted weighted average shares outstanding	503.7	505.8	(2.1)	0%
Diluted earnings per share from continuing operations	$ 2.40	$ 2.62	$ (0.22)	(8)%
Diluted earnings per share	$ 2.40	$ 2.63	$ (0.23)	(9)%

	Three Months Ended June 30,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	4%	0%
PEO Services	13%	7%
Dealer Services	(1)%	(10)%

Employer Services:
Change in pays per control - AutoPay product	0.3%	(5.7)%
Change in client revenue retention percentage - worldwide	1.6 pts	(1.8) pts
Employer Services/PEO new business sales growth - worldwide	25%	(29)%

PEO Services:
Paid PEO worksite employees at end of period	211,000	193,000
Average paid PEO worksite employees during the period	210,000	194,000

	Twelve Months Ended June 30,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	0%	3%
PEO Services	11%	12%
Dealer Services	(4)%	(4)%

Employer Services:
Change in pays per control - AutoPay product	(3.4)%	(2.5)%
Change in client revenue retention percentage - worldwide	0.4 pts	(1.2) pts
Employer Services/PEO new business sales growth - worldwide	4%	(15)%

PEO Services:
Paid PEO worksite employees at end of period	211,000	193,000
Average paid PEO worksite employees during the period	203,000	193,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended June 30,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 2.1	$ 1.5	$ 0.6	43%
Corporate extended	1.7	2.1	(0.4)	(19)%
Total corporate	3.8	3.6	0.2	6%
Funds held for clients	16.3	15.0	1.4	9%
Total	$ 20.1	$ 18.5	$ 1.6	9%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.7%	1.2%
Corporate extended	4.0%	4.4%
Total corporate	2.2%	3.1%
Funds held for clients	3.4%	3.9%
Total	3.2%	3.8%

Net unrealized gain position at end of period	$ 710.9	$ 436.6

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 1.1	$ 1.6
U.S. & Canadian reverse repurchase agreement borrowings	0.6	0.5
	$ 1.7	$ 2.1

Average interest rates paid on:
U.S. commercial paper borrowings	0.3%	0.3%
U.S. & Canadian reverse repurchase agreement borrowings	0.3%	0.3%

Interest on funds held for clients	$ 139.3	$ 146.3	$ (7.0)	(5)%
Corporate extended interest income (B)	16.8	22.9	(6.1)	(27)%
Corporate interest expense-short-term financing (B)	(1.1)	(1.4)	0.3	22%
	$ 155.0	$ 167.9	$ (12.9)	(8)%

	Twelve Months Ended June 30,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.8	$ 1.4	$ 0.4	26%
Corporate extended	2.1	2.3	(0.3)	(12)%
Total corporate	3.8	3.7	0.1	3%
Funds held for clients	15.2	15.2	--	0%
Total	$ 19.0	$ 18.9	$ 0.1	1%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.8%	2.4%
Corporate extended	4.1%	4.3%
Total corporate	2.6%	3.6%
Funds held for clients	3.6%	4.0%
Total	3.4%	3.9%

Net unrealized gain position at end of period	$ 710.9	$ 436.6

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 1.6	$ 1.9
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.4
	$ 2.1	$ 2.3

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	1.0%
U.S. & Canadian reverse repurchase agreement borrowings	0.2%	1.3%

Interest on funds held for clients	$ 542.8	$ 609.8	$ (67.0)	(11)%
Corporate extended interest income (B)	84.3	100.0	(15.8)	(16)%
Corporate interest expense-short-term financing (B)	(4.3)	(25.3)	21.0	83%
	$ 622.8	$ 684.6	$ (61.8)	(9)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended June 30,
	2010	2009

Corporate extended interest income	$ 16.8	$ 22.9
All other interest income	3.8	4.7
Total interest income on corporate funds	$ 20.6	$ 27.6

Corporate interest expense - short-term financing	$ 1.1	$ 1.4
All other interest expense	0.7	2.1
Total interest expense	$ 1.8	$ 3.5

	Twelve Months Ended June 30,
	2010	2009

Corporate extended interest income	$ 84.3	$ 100.0
All other interest income	14.5	34.2
Total interest income on corporate funds	$ 98.8	$ 134.2

Corporate interest expense - short-term financing	$ 4.3	$ 25.3
All other interest expense	4.3	8.0
Total interest expense	$ 8.6	$ 33.3

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the three and twelve months ended June 30, 2010 and 2009 to adjusted results that exclude the impact of favorable tax items. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted earnings from continuing operations and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, earnings from continuing operations and diluted EPS from continuing operations, respectively, and they may not be comparable to similarly titled measures employed by other companies.

Three months ended June 30, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 305.5	$ 97.9	$ 207.6	$ 0.42

Three months ended June 30, 2009
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 360.8	$ 13.4	$ 347.4	$ 0.69

Adjustments:
Favorable tax items	--	120.0	120.0	0.24

As Adjusted	$ 360.8	$ 133.4	$ 227.4	$ 0.45

Twelve months ended June 30, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,863.2	$ 655.9	$ 1,207.3	$ 2.40

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 1,863.2	$ 668.1	$ 1,195.1	$ 2.37

Twelve months ended June 30, 2009
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,900.1	$ 575.0	$ 1,325.1	$ 2.62

Adjustments:
Favorable tax items	--	120.0	120.0	0.24

As Adjusted	$ 1,900.1	$ 695.0	$ 1,205.1	$ 2.38

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 should be considered in evaluating any forward-looking statements contained herein.

CONTACT:  Automatic Data Processing, Inc.
          ADP Investor Relations
          Elena Charles
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          Debbie Morris
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